Exhibit 10.1

AGREEMENT

This agreement is entered into among Patriot Scientific Corporation (“Patriot”), Russell H. Fish, III (“Fish”) and The Fish Family Trust (“Trust”) on July 27, 2004:

WHEREAS, Patriot owns an undivided interest in U.S. Patent Nos. 5,809,336, “High Performance Microprocessor Having Variable Speed System Clock,” issued on September 15, 1998 (“‘336 Patent”); 6,598,148, “High Performance Microprocessor Having Variable Speed System Clock,” issued on July 22, 2003; 5,440,749 entitled “High Performance, Low Cost Microprocessor Architecture,” issued on August 8, 1995; 5,530,890 entitled “High Performance, Low Cost Microprocessor,” issued on June 25, 1996; 5,604,915 entitled “Data Processing System Having Load Dependent Bus Timing,” issued on February 18, 1997; 5,659,703 entitled “Microprocessor System with Hierarchical Stack and Method of Operation,” issued on August 19, 1997; and 5,784,584 entitled “High Performance Microprocessor Using Instructions That Operate Within Instruction Groups,” issued on July 21, 1998, and any related patents or patent applications claiming priority thereto (collectively, the “Patents”);

WHEREAS, Patriot has commenced a litigation and licensing program involving the Patents;

WHEREAS, Patriot desires to enter into an agreement under which Fish could share in the proceeds of its litigation and licensing program;

WHEREAS, Patriot seeks the cooperation of Fish in its litigation and licensing program.

WHEREAS, Fish asserts that he has no prior binding agreement with Patriot that will compensate him for his contributions to the Patents;

WHEREAS, Patriot believes that: Fish appears to be the sole inventor of several of the Patents; Charles H. Moore (“Moore”) appears to be the sole inventor of others; and Fish and Moore appear to have jointly invented the others; but the correct statement of inventorship for all sever patents has never been made;

WHEREAS, Patriot believes that it and the Trust entered into a prior agreement dated April 24, 2003, under which the Trust was to receive a portion of the proceeds derived by Patriot from the Patents; and the Trust disputes the existence of such an agreement;

WHEREAS, Patriot and the Trust desire to resolve any dispute regarding the existence of an April 24, 2003 agreement, and desire to extinguish any April 24, 2003, agreement, if such an agreement ever existed, and instead enter into this new agreement.

THE PARTIES, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS ACKNOWLEDGED, AGREE AS FOLLOWS:

1.  From gross proceeds of any payment (whether in kind or otherwise) received relating to the Patents, whether in satisfaction of a judgment, in settlement of litigation, for a license or covenant not to sue, or otherwise relating to a resolution in its litigation and licensing program, without deduction for any attorneys’ fees, expenses or court costs relating to such litigation or licensing program (collectively, the “Proceeds”), Patriot will pay Fish and the Trust, on a quarterly basis, as follows:

To Fish:

(a)	Patriot will pay Fish eleven and one half percent of the Proceeds until Fish receives $99 million;

(b)	after satisfaction of paragraph 1(a), Patriot will pay Fish ten percent of the Proceeds until Fish receives an additional $75 million; and

(c)	after satisfaction of paragraphs 1(a) and 1(b), Patriot will pay Fish eight percent of the Proceeds until Fish receives an additional $25 million; Patriot will thereafter owe nothing more to Fish.

To the Trust:

(d)	Patriot will pay the Trust one half of one percent of the Proceeds until the Trust receives $1 million; Patriot will thereafter owe nothing more to the Trust.

2.  The amounts set forth in Paragraph 1 will not apply beyond the remaining life of the Patents, except that payment under Paragraph 1 is still required after the expiration of the Patents if owed for third party activities which occurred before expiration.

3.  In exchange for the payments under Paragraph 1, Fish will satisfy the following conditions:

(a)
Fish will, if requested by Patriot, testify live at deposition and/or at trial in any proceeding involving Patriot and any one or more of the Patents, Patriot to reimburse Fish for his reasonable expenses;

(b)
Fish will cooperate with Patriot and will assist Patriot by, among other things, supplying historical information about the Patents, his conception, reduction to practice, invention, and development of the Patents; in particular, during the week of July 26, 2004, at a time and place to be agreed to by Patriot and Fish, (1) with the exception of privileged attorney-client communications on or after March 1, 1997, the date Fish retained Jenkens & Gilchrist, Fish will supply all documents and materials in his possession, custody, or control from whatever source or location, including Austin, Texas, about the Patents or issues bearing on the Patents. including conception, reduction to practice, invention, and development of the Patents; and (2) during that same week, at a time and place to be agreed to by Patriot and Fish, Fish will make himself available for at least, one full day to meet with counsel for Patriot to discuss the Patents and any relevant documents; satisfaction of subparts (1) and (2) will constitute full compliance with this provision;

(c)
Fish will cooperate with Patriot and will reasonably assist Patriot in determining, documenting, and correcting inventorship of the Patents, as necessary and appropriate and at Patriot’s expense, including conceptualization and/or reduction to practice of the devices and methods covered by the Patents in accordance with the Patent laws of the United States;

(d)
Fish waives the attorney-client privilege for any documents, materials, and communications relevant to the inventorship and/or prosecution history of the Patents; provided, however, that this waiver does not extend to any attorney-client communications between Fish and Jenkens & Gilchrist;

(e)	Fish will -not make any new or additional demands upon Patriot about the Patents or any proceeds from Patriot’s litigation and licensing proceeds;

(f)	the Trust and Fish extinguish and surrender any right to license the Patents they may have possessed, or do possess, or they might possess in the future; and

(g)
Fish will not assert against Patriot any claims which were previously litigated, were raised on appeal, or could have been raised in his action against Patriot, Nanotronics Corporation, Helmut Falk, and the Helmut Falk Trust.

4.  This agreement reflects the full and complete understating of the parties, and supercedes all prior agreements and understandings, whether written or oral. It may not be modified except in writing signed by all parties.

5.  This agreement may be signed in counterparts, and the separate duplicates and/or faxed duplicates of this agreement shall have the same force and effect as if they were the original.

/s/ Jeffrey Wallin
Jeffrey Wallin
Chief Executive Officer Patriot Scientific Corporation Dated: 7/27/04

/s/ Russel H. Fish, III
Russel H. Fish, III
Dated: 7/27/04

/s/ J. Pat Heptig
J. Pat Heptig, Esq.
Jenkens & Gilchrist Attorneys for Russell H. Fish Dated: 7/29/04

/s/ Janet L. Fish
Janet L. Fish
Trustee of The Fish Family Trust Dated: 7/28/04

/s/ Martin Turner
Martin Turner, Esq.
Attorney for The Fish Family Trust Dated: 7/28/04